UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ANAVEX LIFE SCIENCES CORP.

(Name of Registrant as Specified In Its Charter)

PVG ASSET MANAGEMENT CORPORATION

PATRICK S. ADAMS

JASON KOLBERT

RALF VON ZIEGESAR

RENE MORA

JOHN BORIS

CURTIS HOGUE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PVG Asset Management Corporation (“PVG”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GOLD Universal Proxy Card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from stockholders of Anavex Life Sciences Corp. (Nasdaq: AVXL) (the “Company”) for the Company’s 2026 annual meeting of stockholders, including any adjournments, postponements, continuations, reschedulings or any other meeting held in lieu thereof (the “2026 Annual Meeting”).

On September 3, 2026, PVG issued the following press release:

PVG Sends Open Letter to Anavex Stockholders Detailing the Need for Change at the Company CENTENNIAL, Colo., Sept. 03, 2026 (GLOBE NEWSWIRE) — PVG Asset Management Corp. (“PVG”), a stockholder of Anavex Life Sciences Corp. (“Anavex” or the “Company”), today sent an open letter to the stockholders of Anavex.

In its letter, PVG details why it is calling for change at Anavex. PVG notes that the Company’s Board of Directors (the “Board”) has demonstrated a pattern of operational and corporate governance failures, a lack of accountability, and a failure to deliver meaningful shareholder value, resulting in diminished market confidence.

PVG believes that Anavex is at a critical inflection point and that meaningful Board refreshment is necessary to ensure that the Company is governed in the best interests of all shareholders.

Through its nomination of highly qualified director candidates, PVG seeks to bring greater independence, capital markets expertise, strategic oversight, and accountability to the Board. PVG believes its nominees would help restore shareholder confidence, improve corporate governance, and ensure that all strategic alternatives for maximizing shareholder value are objectively evaluated.

The firm has sought constructive engagement with the Company regarding governance, strategic direction, capital allocation, and shareholder communications, but believes the Board has been unwilling to adequately address investor concerns. PVG remains committed to working constructively toward an operating and corporate governance framework of Anavex that promotes transparency, accountability, and long-term value creation.

The full text of the letter follows:

VOTE “FOR” ALL 6 NOMINEES ON THE GOLD PROXY CARD

To Our Fellow Anavex Shareholders,

This letter explains why the PVG Group believes change at Anavex’s Board is necessary, and why we are asking you to vote the GOLD proxy card for the September 24, 2026, annual meeting.

We’ll discuss why we believe the Board must be reconstituted and summarize our engagement with the company to date, detail our views of why the current Board has destroyed shareholder value, lay out our plan to address AVXL’s most pressing problems and position its pipeline for success, and explain why the incumbent Anavex nominees are not the right stewards of your investment. Lastly, we’ll lay out the six qualified professionals we’ve nominated to replace them.

Goal of the PVG Group

The PVG Group believes that the Board of Directors of Anavex must be reconstituted in order to ensure that Anavex takes the necessary steps to protect and maximize the value of the Company for all of its shareholders. The PVG Group has nominated six (6) highly qualified director nominees who have strong and relevant backgrounds, including experience in critical stage biopharmaceutical development, review and finance. They are committed to moving the Company forward in its product development pipeline while ensuring that it meets its SEC reporting obligations.

The PVG Group is not trying to acquire the assets of Anavex at a depressed price, but we are frustrated investors that have the skills to oversee the actions and plans of experienced management to the Company’s full potential for all shareholders. The Anavex Board has no skin in the game. The four existing Anavex board nominees own just 5,000 shares bought in the open market. These shares are owned by only one nominee, the remaining three own no shares. The other two nominees own no shares.

Publicly available director compensation tells a disconnected storyi: Anavex nominees Ma, van der Velden, and Donhauser were paid a combined $1,076,180 in FY2025, and not one dollar was ever converted into shares they hold today. PVG Asset Management, in contrast, beneficially owns 327,344 shares, which is over 65 times the 5,000 shares owned by all four incumbent directors combined.

PVG, a knowledgeable and experienced investor, believes the Anavex stock has tremendous potential despite significant historical operating losses and cash drains and believes the stock is too cheap to just sell and walk away. PVG simply has no confidence in the decision making and oversight of Anavex’s existing Board of Directors.

Before bringing this contest to you, PVG attempted to resolve concerns directly with the Board. In the third quarter of 2024, PVG began accumulating its position in AVXL stock after identifying potential in the CNS drug pipeline. On July 8, 2026, PVG submitted nomination papers for six director candidates, ahead of the Company’s nomination deadline. On July 15, Board Chair Dr. Jiong Ma and Patrick Adams held an initial video conference. On July 24, with still with no resolution reached, PVG filed a preliminary proxy statement with the SEC, followed by Anavex’s one week later, on July 31.

Value Destruction by the Existing Board

PVG believes the poor decisions made by the existing Board reflect limited knowledge of Anavex’s subject matters as none are active in the biotechnology industry space. How do you ask management questions if you don’t know what to ask?

The big picture is that Anavex has underperformed its peers significantly. For example, the PVG Group compares Anavex most closely with Axsome Therapeutics, a central nervous system (“CNS”) company like Anavex Life Sciences. At the end of 2018 Axsome had a stock price of $2.82 with cash on the balance sheet of $14 million (Axsome 10-K year ended 12/31/18). Anavex had a stock price on 12/31/18 of $1.56 and cash of $21 million (10-Q for the quarter ended 12/31/18). On 8/19/26 Axsome had a stock price of $218.20 from appreciation of the shares and the Anavex share price, after roughly 7.5 years, was $3.39.

PVG believes both companies are similar, but Anavex may actually have a better pipeline of larger potential products. PVG views the massive difference in performance as relating to Anavex Board deficient oversight. We believe this Board seems to have neglected the importance of timely pushing clinical trials forward.

As an example, the Anavex blarcamesine phase 2b/3 for early onset Alzheimer’s data was released in December of 2023, and we believe nothing of any significance has been accomplished since. The Company has reported net losses of approximately $47.5M in FY2023, $43.0M in FY2024, and $46.4M in FY2025ii; this is nearly $137 million in losses over three fiscal years, while blarcamesine has sat with a muddled regulatory path forward since December 2023iii. These losses are significant, but we believe they pale in comparison to having this potentially significant drug approved and marketed. We don’t understand why the Board did not direct the management to move forward with the blarcamesine phase 3 trial that would have been required even despite any feedback from the European Medicines Agency. iv

We believe that the Board actions since early April 2026 have caused a loss of market trust and resulted in destroying significant shareholder value. On May 6th when the new interim CEO Terrie Kellmeyer was hired by the Board of Anavex there were a series of operational and governance missteps that we believe were a primary factor in poor stock performancev. From May 5th, 2026, to July 23rd, 2026, Anavex stock fell from $3.45 to $2.48 (-28.1%), while the SPDR S&P Biotech ETF (XBI) rose from $133.79 to $152.23 (+13.8%) and the Nasdaq Biotechnology Index grew from 5,910.23 to 6,526.29 (+10.4%). Anavex heavily lagged the broader biotech sector. We view this as tangible value destruction. (July 24, 2026, was the date of the filing of our preliminary proxy statement with the SEC.)

●	The interim CEO, Dr. Kellmeyer, has no prior experience as a CEO and simultaneously acts as a strategic advisor for another company in the biotechnology sector. As a shareholder we believe this hire is a mistake and evidences a lack of knowledge of biotechnology product development by the existing Anavex Board. Kellmeyer has no track record of success that we could identify in Anavex’s August 10, 2026, proxy statement.
●	Kellmeyer’s most recent operating role was as an Executive Vice President of Regulatory Affairs at Aardvark Therapeutics, which ended when Aardvark voluntarily paused its Phase 3 HERO trial in February 2026vi.
●	Additionally, there has been a significant brain drain via firings at Anavex, Dr. Liedtke, MD, PhD, SVP Head of Neurology, Dr. Kun Jin, PhD, Head of Biostatistics, and Dr. Laniyonu, PhD, SVP for Nonclinical Development, were terminated with apparently little transition out of all their important information, contacts, and drug specific proprietary written papers. We believe from our due diligence that over half a dozen executives were terminated. We believe the loss of these key executives that are highly respected in neurology significantly impacts the scientific and clinical continuity at Anavex. These individuals may be very difficult to replace. We believe the current Anavex Board of Directors does not understand the loss of professional level continuity.

●	In an April Investor Presentation that is now no longer on the Company’s website, one area that particularly stands out is previously announced scientific publications. The Company had identified a number of Alzheimer’s disease analyses and peer-reviewed publications as expected milestones. In our view, these publications were important because they were to establish and communicate the scientific and clinical value of the Company’s work. Citations to these publications were removed from the website when these key scientists were terminated.
●	Recently, Anavex hired an investor relations firm that focuses on real estate; we believe Anavex should have hired an investor relations firm focused on biotechnology.
●	Fall is conference season for important healthcare conferences; to our knowledge, the Company is not presenting at any of these major investor conferences. In our view, this is a significant opportunity missed.
●	The Company recently filed its 10-Qs for two quarters now (March 31 and June 30, 2026) and faced a possible delisting from Nasdaq that was recently remedied.

Precision medicine has been a significant part of Anavex’s scientific strategy and its explanation of how it intended to identify patients most likely to respond to its therapies. Given how prominently this approach has previously featured in the Company’s communications, its absence from the current strategic narrative is disturbing. We believe Precision medicine is a very important path for biotechnology. Note the recent announcement of Moderna (MRNA).vii

We believe that replacing two board members with two nominees does not solve the Anavex Board lack of competence. One of the two Board members being replaced for nomination to the Board is Steffen Thomas, PhD, who has 25 years of experience as a European patent attorney and has significant stock ownership. Extending the patent life of blarcamesine is a major objective as the patent expires in 2039.

On April 30, 2026, the Board terminated previous CEO Christopher Missling. Weeks later, Missling filed a personal arbitration demand against AVXL seeking severance damages related to his own termination, and on July 6, he filed suit against four sitting directors (Ma, van der Velden, Donhauser, and Paeger), both individually and “derivatively on behalf of the Company,” alleging breach of fiduciary duty.viii

The Company in the June 30, 2026 10-Qix indicates additional risks to it include possible:

●	SEC, FDA, Nasdaq, or other regulatory investigations.
●	Litigation costs and management distraction.
●	Damage to the Company’s reputation and loss of confidence from investors, partners, patients, and employees.

The Company also disclosed that these issues could negatively affect the Company’s operations, financial condition, stock price, and future prospects!

Also disclosed in an amended 10-K for the fiscal year ended 2025, the Company’s management identified a material weakness in internal control over financial reporting that existed at:

●	September 30, 2025
●	December 31, 2025
●	March 31, 2026
●	June 30, 2026

The Company admits in its recent SEC filings that it has begun remediation efforts, but:

●	Fixing the weakness requires significant time, cost, and management attention.
●	There is no guarantee the corrective actions will fully resolve the problem.

Further, the disclosure in the June 30, 2026 10-Q indicates that if the weakness continues, the Company could face:

●	Financial statement errors or restatements.
●	Additional delayed filings.
●	SEC or Nasdaq compliance issues.
●	Investor distrust.
●	Higher costs and possible difficulties raising capital.

Our Plan

●	Reconstitute the Board, with experienced executives and investors in biotech who know what needs to be done.
●	The Anavex product pipeline is the priority, get blarcamesine FDA approved, but start now with compassionate use in genetic super-responders to generate regulatory-friendly real-world evidence. Bring forward the smaller drugs that are less costly to develop such as Rett, and Fragile X.
●	Partner with big pharma on the indications that have had strong clinical data that the Company cannot currently fund, such as Parkinson’s and Schizophrenia. The Alzheimer’s indication may need to be partnered as well, or more money may need to be raised.
●	Derisk the phase 3 clinical trial design for blarcamesine, but, as important, make sure the right patients are selected who are early in the disease.
●	It is essential to hire a new CEO with a proven track record that is an expert in Central Nervous System/rare disease.
●	Pursue non-ownership dilutive and strategic partnerships; it is puzzling the Company has not done this.
●	The Company needs to rebuild the clinical team with outstanding scientists with proven records of accomplishments. It should preserve all the Company’s knowledge and relationships developed over the years that were lost due to abrupt terminations of Company scientists in May 2026.
●	The Board needs to have skin in the game and own a significant number of shares (in our view, this is board of director requirement 101). We are seeking to implement an active Board with meaningful stock ownership, with expertise in biotechnology, governance, and capital markets.
●	Encourage all officers and employees to own shares in the Company.
●	As part of a strong investor relations program the Company needs an IR team that has relationships with all the major biotechnology funds in the U.S. and also knows all the smaller funds and family offices. Hold two conference calls a quarter, one for earnings with a detailed update on the clinical trials. Be transparent with investors with these two conference calls for earnings and the other with a key opinion leader to discuss one of the drugs.

We believe there are five important focuses of the Company that need to work: We believe the existing Board and the CEO at Anavex have none of these skill sets:

●	Clinical Success- strong research and development, focused on regulatory approval
●	Robust patent protection- extend the life of each drug
●	Manufacturing and commercialization - this needs to be in place before FDA approval
●	Partnerships with large pharma where needed
●	A successful stock to be an equity capital source to fund clinical trials and drug commercialization. The Company’s failure to timely file recent 10-Qs resulting in its inability to use less costly and quicker access to public markets.

Anavex has valuable assets, but in our view current leadership has underperformed. Shareholders need experienced leadership and a credible actionable plan. PVG is committed to driving this change.

The Anavex Board Nominees

The Anavex Board believes they have six qualified Board nominees of which four were in service during the destruction in price of the stock and the delays of starting clinical trials. We believe the actions or lack thereof by this Board are rooted in their limited knowledge of the subject matter as none are active in the biotechnology industry space. Factual information below was taken from the Anavex Proxy Statement dated August 10, 2026.

1)	Are we to have confidence in Jiong Ma who has been the Chair of the board and does not indicate any prior experience in biotechnology? From a review of her biographical information in the proxy statement, her focus has been on telecommunications. She owns no Anavex stock. Recently, she was involved in a SPAC, founded and led by Chavant Capital Acquisition Corporation and merged with Mobix Labs, a semiconductor company, and the stock went from about $100 per share to about $1.70 in just a few years. Anavex needs cash and does not make money. This is exactly the type of Board Member we are NOT looking for.
2)	Claus van der Velden has a career in telecommunications in Germany, again not a fit for Anavex and he owns no stock.
3)	Peter Donhauser, D.O., appears to have some knowledge of clinical trials as a private practitioner. We do not see any specific biotechnology experience or any investing or advising of CNS companies. Peter is the only Anavex nominee that owns any bought shares, a whopping 5,000 shares.
4)	Axel Paeger manages a hospital chain in Europe, again not what we want. He owns no shares.
5)	Gautam Patel focus is on investing a control position in companies through a private fund, this is not what we are looking for. The Board he is on is a generic healthcare company, not a good fit.
6)	Adrian Senderowicz has an accomplished background, but he is focused on cancer. Again, not a fit for a CNS company.

The Anavex nominees have experience, but not in biotechnology or CNS specifically. They are involved in other areas such as telecommunications, hospital management and a practicing medical doctor, all with no or little investing experience in biotechnology or Anavex specifically.

The PVG Group Nominees

The PVG nominees all bring one thing in common, They All Have Very Significant Experience in Biotechnology.

1)	Patrick Adams has been successful in investing in the biotechnology sector, has vast experience with CNS companies, and was an investor in Axsome before it was public and after it became publicly traded. He and his team conduct in-depth fundamental research. Adams has 40 years of investing, researching, and meeting with biotech CEOs. During his career he has managed large flagship mutual funds along with healthcare dedicated funds and he is a Chartered Financial Analyst. Adams is the owner of PVG Asset Management Corporation.
2)	Rene Mora has a physician’s background (M.D., Ph.D.) and has two decades of healthcare investment banking at Leerink, an independent investment bank focused on the healthcare and life sciences sector, and five years managing a healthcare portfolio at Monashee Investment Management LLC, a private hedge fund located in Boston. Rene is a very strong fit for the Anavex board.
3)	John Boris brings a 41-year financial and executive career built entirely inside the pharmaceutical industry. He was a very highly regarded Healthcare analyst on Wall Street for 30 years. John worked for Eli Lilly from 1985 to 1989, ending his tenure as Head of New Product and Sales, leading the Prozac team and Warner-Lambert from 1990 to 1997 (acquired by Pfizer) as Senior Manager, Neurosciences. He has followed Anavex for many years. The PVG Group is honored to have him on our slate.
4)	Curtis Hogue is another outstanding nominee with over 20 years of experience investing in biotechnology along with advising companies, serving as an Interim CEO and director of Alaunos Therapeutics from 2023-2025, and a Rett syndrome charity.
5)	Jason Kolbert has spent 25+ years covering biotechnology and neuroscience specifically, working for Salomon Smith Barney (Citibank), D Boral Capital, Dawson James, and Maxim Group, and he has analyzed the clinical development strategies and regulatory hurdles blarcamesine now requires. Jason has been researching Anavex for a long time. He also worked for NeoStem Pharmaceuticals as Chief Business Officer from 2010-2012.

6)	Ralf von Ziegesar has spent 30+ years in asset management and serves as Managing Director of FOCAM AG, which is a multifamily office in Europe. With Ralf, Anavex should be able to establish a strong presence with European investors. Ralf is a great fit.

Anavex has valuable assets. What it lacks is a Board with the experience, the accountability, and the personal stake to unlock them. The choice on your ballot is between a slate that owns almost nothing and answers to no one, and a slate of biotechnology investors, physicians, and capital markets professionals who are prepared to put in the work shareholders deserve.

Vote the GOLD proxy card FOR the PVG Group nominees. Do not sign or return any WHITE proxy card sent to you by Anavex, even as a protest vote.

i Anavex Life Sciences Corp., Definitive Proxy Statement (DEFC14A), filed with the SEC on August 10, 2026, “Compensation of Directors,” available at: https://www.sec.gov/Archives/edgar/data/1314052/000173112226001038/e7840_defc14a.htm

ii Anavex Life Sciences Corp., Form 10-K for the fiscal year ended September 30, 2025, filed with the SEC on November 25, 2025, available at: https://www.sec.gov/Archives/edgar/data/1314052/000173112225001596/e7052_10-k.htm , Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC on December 23, 2025, available at: https://www.sec.gov/Archives/edgar/data/1314052/000173112224002041/e6219_10-k.htm and Form 10-K for the fiscal year ended September 30, 2023, filed with the SEC on November 27, 2023, available at: https://www.sec.gov/Archives/edgar/data/1314052/000173112223002197/e5240_10k.htm

iii Anavex Life Sciences Corp., Definitive Proxy Statement (DEFC14A), filed with the SEC on August 10, 2026, “Pay Versus Performance” table, available at: https://www.sec.gov/Archives/edgar/data/1314052/000173112226001038/e7840_defc14a.htm

iv Anavex Life Sciences Corp., Press Release dated March 25, 2026, available at: https://anavex.com/news/anavex-blarcamesine-eu-regulatory-update-alzheimers/

v Anavex Life Sciences Corp., Form 8-K, filed with the SEC on May 6, 2026, available at: https://www.sec.gov/Archives/edgar/data/1314052/000173112226000678/e7613_8-k.htm

vi Aardvark Therapeutics, Inc., Press Release dated February 27, 2026, available at: https://ir.aardvarktherapeutics.com/news-releases/news-release-details/aardvark-therapeutics-announces-voluntary-pause-phase-3-hero

vii Merck and Moderna, Inc., Press Release dated August 19, 2026, available at: https://www.merck.com/news/merck-and-moderna-announce-phase-3-interpath-001-trial-of-intismeran-autogene-plus-keytruda-met-endpoints-of-recurrence-free-survival-rfs-and-distant-metastasis-free-survival-dmfs-in-patient/

viii Anavex Life Sciences Corp., Definitive Proxy Statement (DEFC14A), filed with the SEC on August 10, 2026, “Certain Proceedings,” available at: https://www.sec.gov/Archives/edgar/data/1314052/000173112226001038/e7840_defc14a.htm

ix Anavex Life Sciences Corp., Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on August 28, 2026, available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001314052/000173112226001167/e7886_10-q.htm

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If you have any questions, require assistance in voting your GOLD universal proxy card, or need additional copies of PVG’s proxy materials, please contact:

1055 Washington Boulevard, Suite 520

Stamford, CT 06901

Stockholders may call toll-free: (877) 972-0090

Banks and brokers call collect: (203) 972-9300

E-mail: proxy@investor-com.com

Participants in the Solicitation

The participants in PVG’s solicitation of proxies are PVG Asset Management Corporation, Patrick S. Adams, Jason Kolbert, Ralf von Ziegesar, Rene Mora, John Boris and Curtis Hogue (collectively, the “Participants”). Information concerning the identity of the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is included in PVG’s Definitive Proxy Statement and related SEC filings.

Forward-Looking Statements

This release and any related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not historical facts, including statements regarding PVG’s plans, objectives, beliefs, strategies and expectations relating to the 2026 Annual Meeting, the proxy solicitation, the Company, the Company Board of Directors, the PVG nominees, stockholder value and the potential outcome of PVG’s solicitation.

These statements may be identified by words such as “believes,” “expects,” “anticipates,” “plans,” “intends,” “estimates,” “may,” “will,” “would,” “could,” “should” and similar expressions, or the negative thereof. Actual results may differ materially from those projected or contemplated by these forward-looking statements due to various risks and uncertainties, including those described in applicable filings made by the Company and PVG with the SEC.

Stockholders are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. PVG and the Participants do not undertake any obligation to update or revise any forward-looking statements, except as required by applicable law.

Important Additional Information and Where to Find It

PVG, together with the other Participants, has filed a definitive proxy statement on Schedule 14A and accompanying GOLD Universal Proxy Card with the SEC in connection with the solicitation of proxies from stockholders of the Company relating to the 2026 Annual Meeting.

STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GOLD UNIVERSAL PROXY CARD, ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ANY OTHER DOCUMENTS FILED BY PVG WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The Definitive Proxy Statement, GOLD Universal Proxy Card and other relevant materials filed by PVG with the SEC are available at no charge at the SEC’s website at https://www.sec.gov/.

Contact:

Patrick S. Adams

PVG Asset Management Corporation

Padams@pvgasset.com